Class A Common Stock, $0.01 par value per share CUSIP No.896775103

===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                         SunCom Wireless Holdings, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                 Class A Common Stock, $0.01 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    896775103
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Rohit M. Desai
                    c/o Desai Capital Management Incorporated
                           410 Park Avenue, Suite 830
                               New York, NY 10022
                            Telephone: (212) 838-9191
-------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Persons Authorized
                     to Receive Notices and Communications)


                                October 23, 2006
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the Reporting Person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

                         (Continued on following pages)

Class A Common Stock, $0.01 par value per share CUSIP No.896775103

                                                                    Page 2 of 9
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 1.  Names of Reporting Persons:

     Private Equity Investors III, L.P
-------------------------------------------------------------------------------
 2.  Check the Appropriate Box if a Member of a Group

     (a) [ ]
     (b) [X]
-------------------------------------------------------------------------------
 3.  SEC USE Only


-------------------------------------------------------------------------------
 4.  Source of Funds:

            OO
-------------------------------------------------------------------------------
 5.  Check if Disclosure of Legal Proceedings is Required Pursuant
     to Items 2(d) or 2(e)                                            [ ]

-------------------------------------------------------------------------------
 6.  Citizenship or Place of Organization:

            Delaware
-------------------------------------------------------------------------------
                   7.   Sole Voting Power:

                        0 (see Item 5)
  Number of       -------------------------------------------------------------
   Shares          8.   Shared Voting Power:
Beneficially
  Owned by              0
    Each          -------------------------------------------------------------
  Reporting        9.   Sole Dispositive Power:
   Person
    With                0 (see Item 5)
                  -------------------------------------------------------------
                  10.   Shared Dispositive Power:

                        0
-------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

            0 (see Item 5)
-------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares    [ ]


-------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

            0%
-------------------------------------------------------------------------------
14.  Type of Reporting Person:

            PN
-------------------------------------------------------------------------------

Class A Common Stock, $0.01 par value per share CUSIP No.896775103

                                                                    Page 3 of 9
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 1.  Names of Reporting Persons:

     Equity-Linked Investors -- II
-------------------------------------------------------------------------------
 2.  Check the Appropriate Box if a Member of a Group

     (a) [ ]
     (b) [X]
-------------------------------------------------------------------------------
 3.  SEC USE Only


-------------------------------------------------------------------------------
 4.  Source of Funds:

            OO
-------------------------------------------------------------------------------
 5.  Check if Disclosure of Legal Proceedings is Required Pursuant
     to Items 2(d) or 2(e)                                            [ ]

-------------------------------------------------------------------------------
 6.  Citizenship or Place of Organization:

            New York
-------------------------------------------------------------------------------
                   7.   Sole Voting Power:

                        0 (see Item 5)
  Number of       -------------------------------------------------------------
   Shares          8.   Shared Voting Power:
Beneficially
  Owned by              0
    Each          -------------------------------------------------------------
  Reporting        9.   Sole Dispositive Power:
   Person
    With                0 (see Item 5)
                  -------------------------------------------------------------
                  10.   Shared Dispositive Power:

                        0
-------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

            0 (see Item 5)
-------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares    [ ]


-------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

            0%
-------------------------------------------------------------------------------
14.  Type of Reporting Person:

            PN
-------------------------------------------------------------------------------

Class A Common Stock, $0.01 par value per share CUSIP No.896775103

                                                                    Page 4 of 9
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 1.  Names of Reporting Persons:

     Rohit M. Desai
-------------------------------------------------------------------------------
 2.  Check the Appropriate Box if a Member of a Group

     (a) [ ]
     (b) [X]
-------------------------------------------------------------------------------
 3.  SEC USE Only


-------------------------------------------------------------------------------
 4.  Source of Funds:

            OO
-------------------------------------------------------------------------------
 5.  Check if Disclosure of Legal Proceedings is Required Pursuant
     to Items 2(d) or 2(e)                                            [ ]

-------------------------------------------------------------------------------
 6.  Citizenship or Place of Organization:

            United States
-------------------------------------------------------------------------------
                   7.   Sole Voting Power:

                        113,750 (see Item 5)
  Number of       -------------------------------------------------------------
   Shares          8.   Shared Voting Power:
Beneficially
  Owned by              584,950
    Each          -------------------------------------------------------------
  Reporting        9.   Sole Dispositive Power:
   Person
    With                113,750 (see Item 5)
                  -------------------------------------------------------------
                  10.   Shared Dispositive Power:

                        584,950
-------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

            698,700 shares
-------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares    [ ]


-------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

            1.1%
-------------------------------------------------------------------------------
14.  Type of Reporting Person:

            IN
-------------------------------------------------------------------------------

Class A Common Stock, $0.01 par value per share CUSIP No.896775103

                                                                    Page 5 of 9
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 1.  Names of Reporting Persons:

     Rohit M. Desai Associates III, LLC
-------------------------------------------------------------------------------
 2.  Check the Appropriate Box if a Member of a Group

     (a) [ ]
     (b) [X]
-------------------------------------------------------------------------------
 3.  SEC USE Only


-------------------------------------------------------------------------------
 4.  Source of Funds:

            OO
-------------------------------------------------------------------------------
 5.  Check if Disclosure of Legal Proceedings is Required Pursuant
     to Items 2(d) or 2(e)                                            [ ]

-------------------------------------------------------------------------------
 6.  Citizenship or Place of Organization:

            Delaware
-------------------------------------------------------------------------------
                   7.   Sole Voting Power:

                        0 (see Item 5)
  Number of       -------------------------------------------------------------
   Shares          8.   Shared Voting Power:
Beneficially
  Owned by              0
    Each          -------------------------------------------------------------
  Reporting        9.   Sole Dispositive Power:
   Person
    With                0 (see Item 5)
                  -------------------------------------------------------------
                  10.   Shared Dispositive Power:

                        0
-------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

            0 (see Item 5)
-------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares    [ ]


-------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

            0%
-------------------------------------------------------------------------------
14.  Type of Reporting Person:

            OO
-------------------------------------------------------------------------------

Class A Common Stock, $0.01 par value per share CUSIP No.896775103

                                                                    Page 6 of 9
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 1.  Names of Reporting Persons:

     Rohit M. Desai Associates -- II
-------------------------------------------------------------------------------
 2.  Check the Appropriate Box if a Member of a Group

     (a) [ ]
     (b) [X]
-------------------------------------------------------------------------------
 3.  SEC USE Only


-------------------------------------------------------------------------------
 4.  Source of Funds:

            OO
-------------------------------------------------------------------------------
 5.  Check if Disclosure of Legal Proceedings is Required Pursuant
     to Items 2(d) or 2(e)                                            [ ]

-------------------------------------------------------------------------------
 6.  Citizenship or Place of Organization:

            New York
-------------------------------------------------------------------------------
                   7.   Sole Voting Power:

                        0 (see Item 5)
  Number of       -------------------------------------------------------------
   Shares          8.   Shared Voting Power:
Beneficially
  Owned by              0
    Each          -------------------------------------------------------------
  Reporting        9.   Sole Dispositive Power:
   Person
    With                0 (see Item 5)
                  -------------------------------------------------------------
                  10.   Shared Dispositive Power:

                        0
-------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

            0 (see Item 5)
-------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares    [ ]


-------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

            0%
-------------------------------------------------------------------------------
14.  Type of Reporting Person:

            PN
-------------------------------------------------------------------------------

Class A Common Stock, $0.01 par value per share CUSIP No.896775103

                                                                    Page 7 of 9
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
 1.  Names of Reporting Persons:

     Desai Capital Management Incorporated
-------------------------------------------------------------------------------
 2.  Check the Appropriate Box if a Member of a Group

     (a) [ ]
     (b) [X]
-------------------------------------------------------------------------------
 3.  SEC USE Only


-------------------------------------------------------------------------------
 4.  Source of Funds:

            OO
-------------------------------------------------------------------------------
 5.  Check if Disclosure of Legal Proceedings is Required Pursuant
     to Items 2(d) or 2(e)                                            [ ]

-------------------------------------------------------------------------------
 6.  Citizenship or Place of Organization:

            New York
-------------------------------------------------------------------------------
                   7.   Sole Voting Power:

                        0 (see Item 5)
  Number of       -------------------------------------------------------------
   Shares          8.   Shared Voting Power:
Beneficially
  Owned by              0
    Each          -------------------------------------------------------------
  Reporting        9.   Sole Dispositive Power:
   Person
    With                0 (see Item 5)
                  -------------------------------------------------------------
                  10.   Shared Dispositive Power:

                        0
-------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

            0 (see Item 5)
-------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares    [ ]


-------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

            0%
-------------------------------------------------------------------------------
14.  Type of Reporting Person:

            CO
-------------------------------------------------------------------------------

                                                                    Page 8 of 9
-------------------------------------------------------------------------------

     This Amendment No. 2 to Schedule13D (this "Amendment"), filed by Private Equity Investors III, L.P. ("PEI III"), Equity Linked Investors-II ("ELI II"), Rohit M. Desai Associates III, LLC ("RMDA III"), Rohit M. Desai Associates-II ("RMDA II"), Desai Capital Management Incorporated ("DCMI") and Rohit M. Desai (Mr. Desai, together with PEI III, ELI II, RMDA III, RMDA II and DCMI, the "Reporting Persons") relates to the Class A common stock, par value $0,01 per share (the " Stock"), of SunCom Wireless Holdings, Inc. ("SunCom") a Delaware corporation, formerly known as Triton PCS Holdings, Inc., and amends the following items of the Reporting Persons' statement on Schedule 13 D filed on June 6, 2001 and Amendment No. 1 to such Schedule 13D filed on December 12, 2001.

ITEM 4.  PURPOSE OF THE TRANSACTION.

     On October 23, 2006, PEI III and ELI II made pro rata distributions of all of the Stock held by them to their respective limited partners and, in the case of PEI III, to its general partner, in each case for no additional consideration. In turn, the general partner of PEI III, RMDA III, distributed the shares of Stock received by it to its respective members. PEI III distributed 4,936,832 shares of Stock and ELI III distributed 4,240,577 shares of Stock. The aforementioned distributions are referred to collectively herein as the "Distributions".

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

     Item 5 is hereby amended and restated in its entirety as follows:

     The response of each Reporting Person to Items 7 through 13 on each of their respective cover pages which relate to the beneficial ownership of the Stock is incorporated herein by reference. Prior to the Distributions, Mr. Desai had reported indirect beneficial ownership of all the shares of Stock held by each of PEI III (4,936,832 shares immediately prior to the Distributions) and ELI II (4,240,577 shares immediately prior to the Distributions), based on his position as the managing member of RMDA III and the managing partner of RMDA II. After giving effect to the Distributions, as described in Item 4, Mr. Desai is the direct owner of 113,750 shares of Stock and may be deemed the beneficial owner of 584,950 shares of Stock held by a family trust for which Mr. Desai's spouse is the sole trustee. Mr. Desai disclaims beneficial ownership of the shares of Stock held by this trust. Based on the 63,330,001 shares of Stock outstanding as of June 30, 2006 (as reported in SunCom's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006), Mr. Desai is the beneficial owner or deemed beneficial owner, as the case may be, of approximately 1.1% of the outstanding shares of Stock.

     After giving effect to the Distributions, as described in Item 4, PEI III, ELI II, RMDA III, and RMDA II, have no beneficial interest in any shares of Stock. In addition, DCMI may no longer be deemed an indirect beneficial owner of shares of Stock arising from its relationship as the investment advisor to each of PEI III and ELI II. Except for the transfer of securities as described in
Item 4, there were no transactions effected in the past sixty days in the Stock by any of the Reporting Persons.

     Accordingly, each of the Reporting Persons ceased to be the holder of more than 5% of the outstanding shares of Stock on October 23, 2006.

                                                                    Page 9 of 9
-------------------------------------------------------------------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 25, 2006


PRIVATE EQUITY INVESTORS III, L.P.

By:     Rohit M. Desai Associates III, LLC
        ----------------------------------
        its general partner


By:     /s/     Rohit M. Desai
        ----------------------------
Name:   Rohit M. Desai
Title:  Managing Member


EQUITY-LINKED INVESTORS-II

By:     Rohit M. Desai Associates-II
        -----------------------------
        its general partner


By:     /s/     Rohit M. Desai
        -----------------------------
Name:   Rohit M. Desai
Title:  Managing Partner


ROHIT M. DESAI ASSOCIATES III, LLC


By:     /s/     Rohit M. Desai
        -----------------------------
Name:   Rohit M. Desai
Title:  Managing Member


ROHIT M. DESAI ASSOCIATES-II


By:      /s/     Rohit M. Desai
        -----------------------------
Name:   Rohit M. Desai
Title:  Managing Partner


DESAI CAPITAL MANAGEMENT INCORPORATED


By:     /s/     Rohit M. Desai
        -----------------------------
Name:   Rohit M. Desai
Title:  President


ROHIT M. DESAI


By:     /s/     Rohit M. Desai
        -----------------------------
Name:   Rohit M. Desai